Exhibit 10.19

August 5, 2011

Simon Fleming-Wood

Piedmont, CA 94610

Re:	Employment Offer

Dear Simon:

On behalf of Pandora Media, Inc. (the “Company”), we are pleased to offer you the position of Chief Marketing Officer. This letter agreement sets forth the terms and conditions of your employment with the Company (“Agreement”) if you accept and commence such employment. Please understand that this offer, if not accepted, will expire on August 12, 2011.

1. Responsibilities; Duties. You are expected to begin work on 10/12/2011 (the “Start Date”). You are required to faithfully and conscientiously perform your assigned duties and to diligently observe all your obligations to the Company. You agree to devote your full business time and efforts, energy and skill to your employment at the Company, and you agree to apply all your skill and experience to the performance of your duties and advancing Company’s interests. During your employment with the Company, you may not perform services as an employee or consultant of any other organization and you will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You shall comply with and be bound by Company’s operating policies, procedures, and practices from time to time in effect during your employment.

2. Compensation. In consideration for rendering services to the Company during the term of your employment and fulfilling your obligations under this Agreement, you will be eligible to receive the benefits set forth in this Agreement.

a. Base Salary. In this exempt full-time position, you will earn an annual base salary of $300,000 (prorated for any partial pay period that occurs during the term of your employment), subject to applicable tax withholdings. Your salary will be payable pursuant to the Company’s regular payroll policy.

b. Business Expenses. The Company shall, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company, pay or reimburse you for any and all necessary, customary and usual expenses incurred by you while traveling for or on behalf of the Company, and any and all other necessary, customary or usual expenses (including entertainment) incurred by you for or on behalf of the Company in the normal course of business, as determined to be appropriate by the Company. It is your responsibility to review and comply with the Company’s business expense reimbursement policies.

c. Signing Bonus. You will receive a special one-time signing bonus in the amount of $50,000 (the “Sign-on Bonus”), less applicable tax withholdings, within 30 days following your Start Date. If your employment terminates prior to the first anniversary of your Start Date, you agree to repay the Sign-on Bonus in full and, in furtherance of such repayment agreement, authorize the Company to deduct the amount of the Sign-on Bonus from any other amounts that may be due to you; provided that if the Company terminates you without cause (as defined in the Company’s applicable severance policy) before such first anniversary, you will not be required to repay the Sign-on Bonus.

d. Performance Bonus. Your target bonus under the Company’s bonus plan for the fiscal year ending January 31, 2012 will be 40% of your base salary (prorated from your Start Date) and for the fiscal year ending January 31, 2013 will be 50% of your base salary. The actual bonus amount paid will be determined in the sole and absolute discretion of the Company’s Compensation Committee. Any bonus eligibility for future years will be subject to the terms and conditions of any bonus or incentive compensation plan that the Company adopts at a later time. Nothing hereunder shall be construed or interpreted as a guarantee for you to receive any bonuses or incentive compensation.

3. Employee Benefits. You will be eligible to participate in any employee benefit plans or programs maintained or established by the Company including, but not limited to, paid time off, group health benefits, life insurance, dental plan, and other benefits made available generally to employees, subject to eligibility requirements and the applicable terms and conditions of the plan or program in question and the determination of any committee administering such plan or program. To the extent approved by the Board of Directors or its Compensation Committee from time to time, you will be eligible for any severance or change in control policy of the Company that is then applicable to similarly situated U.S. employees.

4. Equity Grant. In connection with the commencement of your employment, the Company will recommend that our Board of Directors (or its delegatee) grant you an award of restricted stock units (the “RSUs”) representing a total of 200,000 shares of the Company’s Common Stock, which will be delivered upon vesting of the corresponding RSUs. The RSUs will vest in 25% annual installments over four years starting with the first standard quarterly Company vesting date that is approximately one year after the grant date. Vesting will, of course, depend on your continued employment with the Company. The RSUs will be subject to the terms of the Company’s equity incentive plan and the Restricted Stock Unit Agreement between you and the Company (together, the “Equity Plan Documents”). You understand that issuing the RSUs is expressly contingent on approval by our Board of Directors (or its delegatee).

5. At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time without notice and for any reason or no reason, without further obligation or liability. Further, your continued employment as well as your participation in any benefit programs does not assure you of continuing employment with the Company. The Company also reserves the right to modify or amend the terms of your employment, compensation and benefit plans at any time for any reason. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by the Chief Executive Officer of the Company.

6. Pre-employment Conditions.

a. Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

b. Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us no later than your Start Date, or our employment relationship with you may be terminated.

c. Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release all parties from any and all liability for damages that may result from obtaining, furnishing, collecting or verifying such information, as well as from the use of or disclosure of such information by the Company or its agents. You have a right to review copies of any public records obtained by the Company in conducting this verification process unless you check the box below.

☐	I hereby waive my right to receive any public records as described above.

7. No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that performance of your duties to the Company and the terms of this Agreement and the Confidentiality Agreement will not breach any other agreement (written or oral) to which you are a party (including without limitation, current or past employers) and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement which may result in a conflict of interest or may otherwise be in conflict with any of the provisions of this Agreement, the Confidentiality Agreement or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires. To the extent that you are bound by any such obligations, you must inform the Company immediately prior to accepting this Agreement.

8. General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to Human Resources.

9. Termination Obligations.

a. You agree that all property, including, without limitation, all equipment, proprietary information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by you in the course of or incident to your employment, belongs to the Company and shall be returned to the Company promptly upon any termination of your employment, or sooner if so requested by the Company.

b. Upon your termination of your employment with the Company for any reason, if applicable, you will resign in writing (or be deemed to have resigned) from all other offices and directorships then held with the Company or any affiliate of the Company, unless otherwise agreed with the Company.

c. Following the termination of your employment with the Company for any reason, you shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company. You shall also cooperate in the defense of any action brought by any third party against the Company. If necessary, the Company shall pay you for your time incurred to comply with this provision at a reasonable per diem or per hour rate as to be determined by the Company.

d. Following the termination of your employment with the Company for any reason, you agree that you will not at any time make any statements or comments (written or oral) to any third party or take any action disparaging the integrity or reputation of the Company or any of its subsidiaries, employees, officers, directors, stockholders or affiliates. You also agree that you will not do or say anything that could disrupt the good morale of the employees of any of the companies listed above or harm their respective businesses or reputations of the companies and persons listed above.

10. Miscellaneous Terms.

a. Entire Agreement. This Agreement, together with its Attachment A (the Confidentiality Agreement), set forth the entire terms of your employment with the Company (other than the Equity Plan Documents) and supersede any prior representations or agreements, whether written or oral.

b. Governing Law. This Agreement will be governed by the laws of California, without regard to its conflict of laws provisions. This Agreement may not be modified or amended except by a written agreement, signed by the CEO (or his authorized representative) of the Company.

c. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

d. Severability. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event, any provision of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event that any part, article, paragraph or clause of this Agreement shall be held to be indefinite or invalid, the entire Agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

e. Waiver. Failure or delay of either party to insist upon compliance with any provision hereof will not operate as, and is not to be construed as, a waiver or amendment of such provision or the right of the aggrieved party to insist upon compliance with such provision or to take remedial steps to recover damages or other relief for noncompliance. Any express waiver of any provision of this Agreement will not operate and is not to be construed as a waiver of any subsequent breach, whether occurring under similar or dissimilar circumstances.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this Agreement in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, prior to the expiration date specified in the opening paragraph of this Agreement.

Very truly yours,

PANDORA MEDIA, INC.

By:
	Name:	Joe Kennedy
	Title:	Chief Executive Officer

ACCEPTED AND AGREED:

I have read this offer and agree to accept employment with Company under the terms set forth in this Agreement.

Simon Fleming-Wood

/s/ Simon Fleming-Wood
Signature

8/10/2012
Date

Attachment A

Confidential Information and Invention Assignment Agreement